Hanesbrands Inc.
1000 E. Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080
     news release

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. TO CEASE OPERATIONS AT STRATFORD ROAD TEXTILE MANUFACTURING PLANT IN WINSTON-SALEM, N.C.
WINSTON-SALEM, N.C. (March 29, 2007) — Hanesbrands Inc. (NYSE:HBI) announced today that it will close its Stratford Road textile manufacturing plant in Winston-Salem and move production to existing lower-cost plants in the Caribbean basin and Central America.
Production at the Stratford Road plant, which makes underwear and panty fabric, will substantially end by June 30, 2007. The plant’s print fabric operation, which employs fewer than 20, is expected to cease production by the end of the year. In total, the closure will eliminate positions for the plant’s current 610 employees.
The company will provide severance benefits and career transition assistance to employees and will apply to the federal government for U.S. Trade Adjustment Act assistance for affected employees. Also, affected employees will be allowed to seek open positions at the company’s other manufacturing and distribution operations in the Winston-Salem area.
“Determining that we need to close our hometown Stratford Road textile manufacturing plant to remain competitive was a very difficult decision, although the closure is absolutely necessary,” said Gerald Evans, Hanesbrands Inc. executive vice president and chief global supply chain officer. “We have great employees at the Stratford Road plant, and this decision is not reflective of their skill, dedication and capabilities. We will work to help these employees find placement within the community. We are proud to call Winston-Salem and Forsyth County home where we have more than 4,000 employees.”
Moving the Stratford Road textile production to the company’s existing manufacturing facilities in the lower-cost Caribbean basin and Central America regions is part of the company’s continuing long-term global supply chain strategy.

Hanesbrands Inc. to Cease Operations at Stratford Road
Textile Manufacturing Plant in Winston-Salem, N.C. — Page 2
“Over the past several years, we have developed our textile manufacturing capability in the Caribbean and Central America in order to improve the competitiveness, effectiveness and value of our supply chain operations,” Evans said. “We now have enough production capacity to absorb our Stratford Road production into these newer, lower-cost textile operations, which also helps us align the flow of textiles into our sewing network. This move is an economic necessity in today’s competitive global market and gives us the opportunity to generate growth that allows our overall organization to thrive.”
Hanesbrands expects to take gross restructuring and related charges of approximately $16 million for the plant closure, including severance costs and accelerated depreciation of fixed assets. The majority of the charge will be noncash. The restructuring and related charges are expected to be partially reduced by the eventual sale of the plant property. Hanesbrands plans to sell the 27-acre plant property, 700 S. Stratford Road, after production ceases and equipment is removed.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in 24 countries. More information about the company may be found on the Hanesbrands Internet Web site at http://www.hanesbrands.com.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding the benefits expected from facility closures, our long-term goals, and trends associated with our business. These forward-looking statements speak only as of the date of this press release and are based on our current plans and expectations. They involve risks and uncertainties that could cause actual future results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production and manufacturing operations to lower-cost locations around the world; retailer consolidation and other changes in the apparel essentials industry; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; and our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs. Further information about these matters and other important risks and uncertainties is in our Securities and Exchange Commission filings. We do not intend to update these forward-looking statements.
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